Exhibit 10.28

THIRD MODIFICATION AGREEMENT

DATE:		February 9, 2015

PARTIES:	Borrower:	COLE OPERATING PARTNERSHIP V, LP, a Delaware limited partnership

	Administrative Agent for the Lenders:	JPMORGAN CHASE BANK, N.A.

	Lenders:	JPMORGAN CHASE BANK, N.A.

BANK OF AMERICA, N.A.

CAPITAL ONE, N.A.

RECITALS

A. Lenders have extended to Borrower a credit facility (“Loan”) in a maximum principal amount not to exceed $300,000,000.00 (subject to potential increases up to an aggregate maximum principal amount of $750,000,000.00 as set forth in the Credit Agreement defined below) at any time pursuant to that certain Credit Agreement dated as of April 25, 2014, among Borrower, Administrative Agent and the Lenders defined therein, as modified by the First Modification Agreement dated September 24, 2014, and the Second Modification and Lender Joinder Agreement dated October 17, 2014 (the “Credit Agreement”), and evidenced by the Notes. The unpaid principal of the Loan as of February 6, 2015, was $180,500,000.00. All undefined capitalized terms used herein shall have the meaning given them in the Credit Agreement.

B. The Loan is secured by 100% of the Equity Interest in each Subsidiary Guarantor, pursuant to the Loan Documents.

C. The Continuing Guaranty executed April 25, 2014, by Cole Credit Property Trust V, Inc., a Maryland corporation and Cole AA Fairmont NC, LLC, a Delaware limited liability company, Cole DG Moundridge KS, LLC, a Delaware limited liability company, and Cole DG Logansport IN, LLC, a Delaware limited liability company together with each Counterpart Agreement Re: Continuing Guaranty executed by the respective Subsidiary Guarantor identified on Schedule 1 attached hereto (severally and collectively, the “Guaranty”) were delivered to Administrative Agent for the benefit of the Lenders.

D. Borrower, Administrative Agent and the Lenders desire to modify the Credit Agreement as provided herein, and subject to the terms and conditions herein.

AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower, Administrative Agent and the Lenders agree as follows:

SECTION 1.	ACCURACY OF RECITALS.

Borrower acknowledges the accuracy of the Recitals.

SECTION 2.	MODIFICATION OF LOAN DOCUMENTS.

2.1 The definitions of “Applicable Rate”, “Borrowing Base”, “Dark Qualified Unencumbered Property”, “Material Adverse Effect”, “Unencumbered Asset Value”, “Unencumbered Mortgageability Amount”, “Unsecured Debt”, and “Unsecured Debt Service” set forth in Section 1.01 of the Credit Agreement are hereby modified in their entirety to read as follows:

“Applicable Rate” means, prior to an Unsecured Conversion, Pricing Level IV below, and then from and after the Unsecured Conversion, from time to time the applicable rate per annum set forth in the table below opposite the Leverage Ratio, as determined as of the last day of the immediately preceding fiscal quarter.

Pricing Level	Leverage Ratio	Applicable Rate for Eurodollar Rate Loans and Letters of Credit	Applicable Rate for Base Rate Loans (including Swing Line Loans)	Unused Fee
I	≤ 50%	1.90%	0.90%	0.30%
II	> 50% and ≤ 55%	2.05%	1.05%	0.30%
III	> 55% and ≤ 60%	2.20%	1.20%	0.30%
IV	> 60%	2.45%	1.45%	0.30%

Initially, the Applicable Rate shall be determined based upon Pricing Level IV. Any increase or decrease in the Applicable Rate resulting from a change in the Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level IV above shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered (until such time as such delinquent Compliance Certificate is delivered).

“Borrowing Base” means the lesser of

(a) an amount equal to (i) sixty-five percent (65%) of the Unencumbered Asset Value until the Second Anniversary Date, and (ii) sixty percent (60%) thereafter; and

(b) the Unencumbered Mortgageability Amount.

“Dark Qualified Unencumbered Property” means any Project that is not one hundred percent (100%) occupied (or if such Project is a multi-tenant Project, is not at least eighty-five percent (85%) occupied) but is leased in its entirety (or if such Project is a multi-tenant Project, is at least eighty-five percent (85%) leased) (in either case, ignoring subleases) to one or more investment grade (BBB- or above from S&P or Baa3 or above from Moody’s) tenants, or to one or more tenants whose lease obligations are guaranteed by an investment grade (BBB- or above from S&P or Baa3 or above from Moody’s) entity (so long as such guaranty is in effect), with a minimum of five (5) years left on such lease, payments under such lease are current and such tenant has no present right to terminate such lease.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities or condition (financial or otherwise) of the Borrower or the Consolidated Group taken as a whole; (b) a material impairment of the ability of Borrower or the Guarantors, taken as a whole, to perform their obligations under any Loan Document to which they are a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against Borrower or the Guarantors, taken as a whole, of any Loan Document to which they are a party.

“Unencumbered Asset Value” means, as of any date of calculation, the sum of: (a) for Qualified Unencumbered Properties owned eighteen (18) months or more, an amount equal to (i) Consolidated Net Operating Income during the Measurement Period most recently ended for such Qualified Unencumbered Properties divided by (ii) the Capitalization Rate, plus (b) 100% of the actual purchase price paid for Qualified Unencumbered Properties owned less than eighteen (18) months (excluding any costs and expenses incurred in connection therewith that were added to the purchase price, all as reasonably calculated and suggested by the Borrower and approved by the Administrative Agent in its reasonable discretion); provided, however, that on and after the First Anniversary Date (A) no tenant will account for greater than twenty percent (20%) of Unencumbered Asset Value without Administrative Agent’s reasonable approval, (B) no Qualified Unencumbered Property will account for greater than twenty percent (20%) of Unencumbered Asset Value without Administrative Agent’s reasonable approval, (C) Qualified Unencumbered Properties that are multi-tenant Projects (x) prior to October 24, 2015 shall not account for more than fifty percent (50%) of Unencumbered Asset Value, (y) commencing on October 25, 2015 through the day before the Second Anniversary Date shall not account for more than thirty five percent (35%) of Unencumbered Asset Value, and (z) commencing on the Second Anniversary Date and thereafter shall not account for more than twenty-five percent (25%) of Unencumbered Asset Value, (D) Dark Qualified Unencumbered Properties will not account for greater than five percent (5%) of Unencumbered Asset Value without Administrative Agent’s reasonable approval, and (E) a minimum of thirty percent (30%) of the Consolidated Net Operating Income generated by Qualified Unencumbered Properties used to calculate Unencumbered Asset Value shall be derived from investment grade (BBB- or above by S&P or Baa3 or above by Moody’s) tenants or tenants whose lease obligations are guaranteed by an investment grade (BBB- or above from S&P or Baa3 or above by Moody’s) entity (so long as such guaranty is in effect); provided that if a Tenant exceeds the percentage in subsection (A), or a Qualified Unencumbered Property exceeds the percentage limitation in subsection (B), or the applicable Qualified Unencumbered Properties exceed the percentage limitation in subsection (C), then the applicable Qualified Unencumbered Properties may continue to be included in the calculation of Unencumbered Asset Value, but the Unencumbered Asset Value shall be reduced by an amount to exclude therefrom, the portion of the Unencumbered Asset Value attributable to the excess of such percentage limitations, as reasonably calculated by the Borrower, and which calculations are reasonably acceptable to the Administrative Agent.

“Unencumbered Mortgageability Amount” means the maximum amount that provides debt service coverage equal to the following amounts, where the debt service coverage calculation is based on the Adjusted Unencumbered NOI attributable to all Qualified Unencumbered Properties on an aggregate basis for the most recently ended Measurement Period, as underwritten by the Administrative Agent assuming debt service based on a thirty (30) year, mortgage-style principal amortization at an annual interest rate equal to the greater of (i) the ten (10) year Treasury Bill yield as of the end of such Measurement Period plus two hundred fifty (250) basis points and (ii) six and one half percent (6.5%):

(a) 1.25x during the period through the Second Anniversary Date; and

(b) 1.35x commencing on the first day after the Second Anniversary Date and continuing thereafter.

“Unsecured Debt” means Indebtedness of the Consolidated Group that is not Secured Debt, including the Obligations, provided that (i) any Guarantee by any member of the Consolidated Group of Secured Debt of any other member of the Consolidated Group shall be Unsecured Debt only to the extent the amount of the Indebtedness Guaranteed by any member of the Consolidated Group exceeds the aggregate market value of all property securing such Secured Debt, calculated on the date of execution of such Guarantee, and (ii) prior to the Second Anniversary Date, Approved Subordinated Debt shall not be included as Unsecured Debt.

“Unsecured Debt Service” means, for any date of calculation and for any Measurement Period ending on or next preceding such date, actual interest and principal paid on Unsecured Debt during such Measurement Period, provided that Approved Subordinated Debt shall at all times be included in the calculation of Unsecured Debt Service.

2.2 The clause “, assistant secretary” is hereby added after the word “secretary” in the definition of “Responsible Officer” in Section 1.01 of the Credit Agreement after the word “secretary.”

2.3 Section 1.01 of the Credit Agreement is hereby amended by inserting the following new definition of “Responsible Officer Certificate” to read as follows:

“Responsible Officer Certificate” means a certificate executed by a Responsible Officer in the capacity as a Responsible Officer of, and on behalf of, the applicable Facility Loan Party, and not in the individual capacity of the individual that is a Responsible Officer.

2.4 Section 2.01 of the Credit Agreement is hereby modified in its entirety and shall read as follows:

2.01 Commitments

(a) Committed Revolving Loans. Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make revolving loans (each such loan, a “Committed Revolving Loan”) to the Borrower in Dollars from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Revolving Lender’s Revolving Commitment; provided, however, that after giving effect to any Committed Revolving Borrowing, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments and the Total Outstandings shall not exceed the lesser of (A) the Facility Amount and (B) the Borrowing Base then in effect, less all Unsecured Debt other than the Obligations, and (ii) the aggregate Outstanding Amount of the Revolving Committed Loans of any Revolving Lender, plus such Revolving Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Lender’s Revolving Commitment. Within the limits of each Revolving Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(a), prepay under Section 2.05, and reborrow under this Section 2.01(a). Committed Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein; provided, however, all Borrowings made on the Closing Date shall be made as Base Rate Loans. Upon the expiration of the Availability Period, the commitments of the Revolving Lenders to make Committed Revolving Loans shall irrevocably cease.

(b) Term Loans. Subject to the terms and conditions set forth herein and with respect to any New Term Loan to be made pursuant to Section 2.14, each Term Lender with a Commitment to issue such New Term Loan severally agrees to make a single loan to the Borrower in Dollars on the applicable Increase Effective Date pursuant to Section 2.14, in an amount not to exceed such Term Lender’s Term Commitment for such New Term Loan (each such Loan, a “Committed Term Loan”); provided, however, that after giving effect to the borrowing of the Committed Term Loans, the Total Outstandings shall not exceed the lesser of (A) the Facility Amount as of the Increase Effective Date and (B) the Borrowing Base in effect on the Increase Effective Date, less any Unsecured Debt other than the Obligations. Term Loans may only result from an increase in Commitments pursuant to Section 2.14. Amounts repaid on the Term Loans may not be reborrowed. The Term Loans may consist of Base Rate Loans or Eurodollar Rate Loans or a combination thereof, as further provided herein, provided, however, all Borrowings made on the Closing Date shall be made as Base Rate Loans.

2.5 The phrase “during the period from the Closing Date until the Letter of Credit Expiration Date” in the first sentence of Section 2.03(a)(i)(A)(1) of the Credit Agreement is hereby replaced with the phrase “during the Availability Period”.

2.6 Section 2.09(a) of the Credit Agreement is hereby modified in its entirety and shall hereafter read as follows:

(a) Unused Fees. For each day during the term hereof, the Borrower shall pay a fee to the Administrative Agent for the pro rata benefit of the Revolving Lenders in an amount equal to the Daily Unused Fee for such day (all such fees incurred during any given calendar quarter constituting the “Unused Fees” for such quarter). The Unused Fees shall be payable quarterly in arrears on the first Business Day of each calendar quarter and on the Maturity Date for the Revolving Loans.

2.7 Section 2.14(f)(C) of the Credit Agreement is hereby modified in its entirety and shall hereafter read as follows:

(C) in the event of a New Term Loan, after giving effect to such New Term Loan, the Total Outstandings do not exceed the Borrowing Base in effect, less all Unsecured Debt other than the Obligations,

2.8 The first sentence of Section 2.19(b) of the Credit Agreement is hereby modified in its entirety and shall hereafter read as follows:

(b) Unsecured Conversion. The Borrower may convert the Facility to an unsecured Facility (an “Unsecured Conversion”) upon the Borrower’s satisfaction of the following requirements as of the date of such Unsecured Conversion (the “Conversion Requirements”):

(i) Administrative Agent has received evidence reasonably satisfactory to Administrative Agent that the Total Asset Value is not less than $1,000,000,000.00;

(ii) no Default or Event of Default exists and

(iii) a Required Amortization has not occurred and is not then continuing.

2.9 Section 4.02(b) of the Credit Agreement is hereby modified in its entirety and shall hereafter read as follows:

(b) After giving effect to all requested Credit Extensions, the Total Outstandings shall not exceed the lesser of (i) the Facility Amount and (ii) the Borrowing Base then in effect, less all Unsecured Debt other than the Obligations.

2.10 The word “and” is hereby deleted from the end of Section 6.14(c) of the Credit Agreement. Section 6.14(d) of the Credit Agreement is hereby amended in total, and a new Section 6.14(e) is hereby added, with each to hereafter read as follows:

(d) no Default or Event of Default shall exist or would be caused by removing such Project; and

(e) the Administrative Agent approves, in its sole and absolute discretion, the removal of the of the Project from the pool of Qualified Unencumbered Property.

2.11 Section 7.03 of the Credit Agreement is hereby amended by deleting the word “and” prior to Subsection (o) thereof and inserting a semi-colon followed by the word “and” at the end of such Subsection (o), and inserting a new additional Subsection (p) as follows:

(p) Indebtedness incurred in respect of customary indemnification claims, deferred purchase price or adjustments of purchase price, earnouts or similar customary obligations, in each case incurred in connection with the acquisition of Qualified Unencumbered Properties that are included in the calculation of the Borrowing Base.

2.12 Section 7.08 of the Credit Agreement is hereby amended by deleting the comma and the word “or” prior to Subsection (e) thereof and inserting a new Subsection (f) after Subsection (e) thereof as follows:

or (f) any Advisor Fee, including any agreement governing such Advisor Fee.

2.13 Section 7.11(a) of the Credit Agreement is hereby amended in its entirety and shall hereafter read as follows:

(a) Leverage Ratio. Permit the Leverage Ratio, as of the end of any fiscal quarter of the Consolidated Group (and any other date for which a pro forma Compliance Certificate is required to be delivered pursuant to the terms hereof) to be greater than (i) sixty-five percent (65%) until the Second Anniversary Date, and (ii) sixty percent (60%) thereafter.

2.14 Section 7.11(d) of the Credit Agreement is hereby amended in its entirety, and new and additional subsections (e), (f) and (g) are hereby added to Section 7.11 of the Credit Agreement and each shall hereafter read as follows:

(d) Unsecured Debt to Unencumbered Asset Value Ratio. Permit the ratio of (A) Unsecured Debt to (B) Unencumbered Asset Value, as of the end of any fiscal quarter of the Consolidated Group (and any other date for which a pro forma Compliance Certificate is required to be delivered pursuant to the terms hereof) to be greater than (1) sixty-five percent (65%) until the Second Anniversary Date, and (2) sixty percent (60%) thereafter;

(e) Unsecured Debt Service Coverage Ratio. Permit the Unsecured Debt Service Coverage Ratio, as of the end of any fiscal quarter of the Consolidated Group (and any other date for which a pro forma Compliance Certificate is required to be delivered pursuant to the terms hereof) to be equal to or less than 1.75 to 1.0;

(f) Secured Debt Ratio. Permit the ratio of (A) Secured Debt owed by the Consolidated Group to (B) Total Asset Value, as of the end of any fiscal quarter of the Consolidated Group (and any other date for which a pro forma Compliance Certificate is required to be delivered pursuant to the terms hereof) to be greater than forty percent (40%); or

(g) Maximum Real Estate Recourse Debt Ratio. Permit the amount of Secured Debt owed by the Consolidated Group which is Recourse Debt, as of any date during the term hereof, to exceed fifteen percent (15%) of TAV.

2.15 A new Section 7.16 is hereby added to the Credit Agreement and shall read as follows:

7.16 Equity Interest. Take any action to, or permit, the portion of the Collateral constituting Equity Interests to cease being an uncertificated general intangible registered in the name of an Assignor and which only notes the assignment, pledge and grant in favor of the Administrative Agent.

2.16 Section 8.01 of the Credit Agreement is hereby amended by amending and restating Subsections (f) and (g) of such section, in their entirety, as follows:

(f) Insolvency Proceedings, Etc. CCPT V, Borrower or other Loan Parties to which more than an aggregate of 5% of the Total Asset Value are attributable institute(s) or consent(s) to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person(s) and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person(s) or to all or any material part of its property is instituted without the consent of such Person(s) and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) CCPT V, Borrower or other Loan Parties to which more than an aggregate of 5% of the Total Asset Value are attributable become(s) unable or admit(s) in writing its inability or fail(s) generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person(s) and is not released, vacated or fully bonded within thirty (30) days after its issue or levy;

2.17 Any reference to a certificate of a Responsible Officer (however, referenced or otherwise stated) in the Loan Documents (including, without limitation, Sections 4.01, 6.13 and 6.14 of the Credit Agreement) shall be deemed to refer to a “Responsible Officer Certificate”.

2.18 The punctuation at the end of Sections 6.13(a)(ii), (iii), (iv), (v) are hereby changed to a semi-colon. The period at the end of Section 6.13(b)(xiii) is herby changed to a semi-colon, followed by the word “and”.

SECTION 3.	RATIFICATION OF LOAN DOCUMENTS AND COLLATERAL.

The Loan Documents are ratified and affirmed by Borrower and shall remain in full force and effect as modified herein. Any property or rights to or interests in property granted as security in the Loan Documents shall remain as security for the Loan and the obligations of Borrower in the Loan Documents.

SECTION 4.	BORROWER REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants to Administrative Agent and the Lenders:

4.1 No Default exists under the Loan Documents.

4.2 There has been no material adverse change in the financial condition of Borrower or any other person whose financial statement has been delivered to Administrative Agent in connection with the Loan from the most recent financial statement received by Administrative Agent.

4.3 All representations and warranties made by Borrower and set forth in the Loan Documents are true and correct in all material respects on the date hereof, except to the extent such representations and warranties refer to an earlier date, in which case they shall be true and correct, in all material respects, as of such earlier date.

4.4 As of the date hereof, Borrower knows of no claims, counterclaims, defenses, or set-offs with respect to the Loan or the Loan Documents as modified herein.

4.5 The Loan Documents as modified herein are the legal, valid, and binding obligation of Borrower, enforceable against Borrower in accordance with their terms, subject to or limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors generally and by equitable principles of general application.

4.6 Borrower is validly existing under the laws of the State of its formation or organization and has the requisite power and authority to execute and deliver this Agreement and to perform the Loan Documents as modified herein. The execution and delivery of this Agreement and the performance of the Loan Documents as modified herein have been duly authorized by all requisite action by or on behalf of Borrower. This Agreement has been duly executed and delivered on behalf of Borrower.

SECTION 5.	CONDITIONS PRECEDENT.

The agreements of Administrative Agent and the Lenders and the modifications contained herein shall not be binding upon Administrative Agent or the Lenders until Administrative Agent and Lenders have executed and delivered this Agreement, and Administrative Agent has received, at Borrower’s expense, all of the following, all of which shall be in form and content satisfactory to Administrative Agent and shall be subject to approval by Administrative Agent:

5.1 An original of this Agreement fully executed by Borrower;

5.2 An original of the attached Consent and Agreement of Guarantor fully executed by Guarantors;

5.3 An original of the attached Consent and Agreement of each Subordinated Creditor fully executed by Advisor (defined in the Advisor Fee Subordination Agreement) and by ARCP TRS Corp., a Delaware corporation.

5.4 An original of the Second Amended and Restated Subordination Agreement executed by the Borrower, ARCP TRS Corp, and Cole Credit Property Trust V, Inc..

5.5 An opinion of counsel to the Loan Parties acceptable to Administrative Agent;

5.6 Such other documents as Administrative Agent may reasonably require relating to the existence and good standing of Borrower, and the authority of any person executing this Agreement or other documents on behalf of Borrower; and

5.7 Payment of all reasonable out-of-pocket external costs and expenses incurred by Administrative Agent in connection with this Agreement (including, without limitation, outside attorneys costs, expenses, and fees).

SECTION 6.	INTEGRATION, ENTIRE AGREEMENT, CHANGE, DISCHARGE, TERMINATION, OR WAIVER.

The Loan Documents as modified herein contain the complete understanding and agreement of Borrower, Administrative Agent and the Lenders in respect of the Loan and supersede all prior representations, warranties, agreements, arrangements, understandings, and negotiations. No provision of the Loan Documents as modified herein may be changed, discharged, supplemented, terminated, or waived except as provided in the Credit Agreement. The terms of this Agreement shall control with respect to any inconsistencies, conflicts or ambiguities between or among the Agreement and the other Loan Documents.

SECTION 7.	BINDING EFFECT.

The Loan Documents as modified herein shall be binding upon and shall inure to the benefit of Borrower, Administrative Agent and the Lenders and their permitted successors and assigns.

SECTION 8.	CHOICE OF LAW.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 9.	COUNTERPART EXECUTION.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

[Signatures on Following Pages]

DATED as of the date first above stated.

BORROWER:

COLE OPERATING PARTNERSHIP V, LP, a Delaware limited partnership, as Borrower

By:	Cole Credit Property Trust V, Inc., a Maryland corporation, its general partner

	By:	/s/ Simon J. Misselbrook
	Name:	Simon J. Misselbrook
	Title:	Chief Financial Officer and Treasurer

ADMINISTRATIVE AGENT:

JPMORGAN CHASE BANK, N.A.

By:	/s/ Ryan M. Dempsey
Name:	Ryan M. Dempsey
Title:	Authorized Officer

LENDERS:

JPMORGAN CHASE BANK, N.A.

By:	/s/ Ryan M. Dempsey
Name:	Ryan M. Dempsey
Title:	Authorized Officer

BANK OF AMERICA, N.A.

By:	/s/ DENNIS KWAN
Name:	DENNIS KWAN
Title:	VICE PRESIDENT

CAPITAL ONE, N.A.

By:	/s/ Frederick H. Denecke
Name:	Frederick H. Denecke
Title:	Senior Vice President